Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 23, 2007 (except for Notes 14 and 6, as to which the dates are December 3, 2007 and January 9, 2008, respectively) with respect to the consolidated financial statements of Precision Therapeutics, Inc. included in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-147857) and related prospectus of Oracle Healthcare Acquisition Corp. for the registration of up to 35,916,667 shares of its common stock.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 6, 2008